IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
http://www.imagis-cascade.com

Vancouver, BC, May 2, 2001: (OTCBB: IGSTF"; CDNX: "NAB"; Berlin: "IGY") Further to news releases of February 19 and March 22, 2001, Imagis Technologies Inc. (the "Company") announces that it has completed the first closing of its private placement in the amount of 973,000 units at $1.00 per unit for total proceeds of $973,000. Each unit consists of one common share and one non-transferable share purchase warrant, with each warrant exercisable into an additional common share for a period of one year from closing at a price of $1.10 per share.

Canaccord Capital Corporation acted as agent in respect of 697,000 units of the placement, and it was therefore paid $52,275 as commission and issued 69,700 broker's warrants, having the same terms as the warrants under the placement.

Securities issued pursuant to the placement are subject to a hold period expiring on August 26, 2001.

The proceeds of the placement are being used for general working capital.

The Company intends to close the balance of the placement by the end of May 2001.

On behalf of the Board

"Sandra Buschau"

About Imagis Technologies Inc.
Imagis Technologies Inc., is an independent software developer of biometric solutions. Its ID-2000™ facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000™ forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABS™, used by numerous law enforcement agencies. CABS™ provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners.
http://www.ImagisTechnologies.com/

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